 Exhibit 21.1
STONEGATE MORTGAGE CORPORATION

List of Subsidiaries as of December 31, 2014

Name	Jurisdiction of Organization
NattyMac, LLC	Indiana
Crossline Capital, Inc.	California
Stonegate Mortgage Acceptance, LLC	Delaware
Stonegate Insurance Company, LLC	Michigan